Page 43 of 74 Pages

                                   Exhibit 3

                               IRREVOCABLE PROXY

     For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned, Commonwealth Associates, hereby appoints Richard Rosenblatt ("Rosenblatt"), the proxy of the undersigned for a period of one year (the "Proxy Term") commencing on the date hereof, with full power to vote at any meeting of iMall, Inc.(the "Company") in such manner as he, in his sole discretion, deems proper with respect to (i) the 12,000,000 shares of Common Stock, $.001 par value per share, of the Company ("Common Stock") issuable upon exercise of the Warrants to purchase Common Stock of the Company, dated December 19, 1997, owned by the undersigned (the "Warrants") and (ii) any additional shares of Common Stock issued or issuable in respect of the Warrants during the Proxy Term.

     This proxy is irrevocable. At any time and from time to time during the Proxy Term, the undersigned shall execute and deliver to Rosenblatt or his designees such additional proxies or instruments as may be deemed by Rosenblatt necessary or desirable to effectuate the purposes of this Proxy or further to evidence the right and powers granted hereby.

     Upon the death or disability of Rosenblatt or his no longer serving as the Chairman or Chief Executive Officer of the Company, this proxy will terminate. This proxy shall terminate at such time that the undersigned and its affiliates beneficially own less than 10% of the outstanding Common Stock of the Company. If the undersigned sells or otherwise transfers any of the Warrants or the shares issued upon exercise of the Warrants to any affiliate of the undersigned, such shares underlying the Warrants will remain subject to this proxy during the remainder of the Proxy Term. If the undersigned sells or otherwise transfers any of the Warrants or the shares issued upon the exercise of Warrants to a person unaffiliated with the undersigned, this proxy will terminate in respect to the shares underlying the Warrants.

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                                                             Page 44 of 74 Pages

     IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy as of the 30th day of December, 1997.

                                       COMMONWEALTH ASSOCIATES

                                       By: Commonwealth Management Co., Inc.,
                                             its General Partner

                                       By: _________________________________

                                             Authorized Officer

     Richard Rosenblatt hereby in good faith affirms that he will independently vote the stock without influence from the grantor of the above proxy and will vote the stock in accord with what he believes to be the best interests of the Company and independently of the interests of the grantor of such proxy.


                                           _________________________________
                                           Richard Rosenblatt